Exhibit 99.1

Investor Relations Contact:
Chip Wochomurka
(615) 614-4493
chip.wochomurka@healthways.com

HEALTHWAYS REPORTS FOURTH-QUARTER FINANCIAL RESULTS
———————————
Updates Financial Guidance for 2014

NASHVILLE, Tenn. (February 13, 2014) – Ben R. Leedle, Jr., president and chief executive officer of Healthways, Inc. (NASDAQ: HWAY), today announced financial results for the fourth quarter and year ended December 31, 2013.  Total revenues for the quarter were $169.2 million compared with $175.2 million for the fourth quarter of 2012.  Net loss for the fourth quarter of 2013 was $5.3 million, or $0.15 per share, compared with net income of $0.6 million, or $0.02 per diluted share, for the fourth quarter of 2012.  Excluding non-cash interest expense from the fourth quarter of 2013 and a restructuring charge from the fourth quarter of 2012, adjusted net loss for the fourth quarter of 2013 was $0.12 per share compared with adjusted net income of $0.05 per diluted share for the fourth quarter of 2012 (see pages 7 and 8 for a reconciliation of non-GAAP financial measures).

For 2013, revenue was $663.3 million compared with $677.2 million for 2012. Net loss for 2013 was $8.5 million, or $0.25 per share, compared with net income of $8.0 million, or $0.24 per diluted share, for 2012.  Excluding non-cash interest expense in 2013 and a restructuring charge in 2012, adjusted net loss for 2013 was $0.19 per share compared with adjusted net income of $0.27 per diluted share for 2012.

Leedle stated, "Our fourth-quarter financial results were below our guidance solely due to the accounting treatment of $10 million of fees under an expanded agreement for new services signed in the fourth quarter with an existing long-term customer. Our financial guidance for the quarter, based upon a term sheet for this agreement, included the expected recognition of the $10 million as revenue. We performed the services and fully incurred the related costs during the third and fourth quarters and collected payment for the $10 million of fees in January 2014. However, following a comprehensive review with our independent auditor over the past several weeks, particularly focused on certain new contractual provisions in the final agreement, which were completed in connection with a large related distribution agreement, we made a determination to recognize the $10 million during 2014 and 2015.

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HWAY Reports Fourth-Quarter Results

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"As a result of this accounting conclusion, our revenues for the fourth quarter were $10 million less than expected and our earnings were $0.17 per share less than expected. If the amount had been recognized in our fourth-quarter revenue as originally anticipated, our revenues and earnings would have been well within the guidance we provided in our third-quarter earnings release. While this accounting conclusion has a disproportionate impact on fourth-quarter revenue and earnings, it will have an offsetting positive impact on our earnings over 2014 and 2015.

"In the fourth-quarter we met or exceeded our business expectations in terms of contract signings, lives under management, service delivery performance, health outcomes, risk-based fee recognition and cost structure. Our revenues for the fourth-quarter and full-year 2013 grew 5.2% and 10.8%, respectively, from the comparable prior-year periods, excluding the termination of the contracts with Cigna and one other health plan (the "two terminated contracts"; see pages 7 and 8 for a reconciliation of non-GAAP financial measures). In addition, we delivered a 61.7% sequential increase in fourth-quarter operating cash flow to $20.2 million, resulting in full-year operating cash flow of $71.5 million."

2014 Financial Guidance

Healthways today updated its 2014 financial guidance. The Company's guidance for 2014 revenues is now in a range of $730 million to $760 million, an increase from the preliminary range of $725 million to $760 million that was provided in October 2013. Healthways continues to expect EBITDA margins to expand meaningfully, from 8.2% for 2013 to a range of 10.5% to 11.5% for 2014. The Company's guidance for 2014 net income per diluted share is in a range of breakeven to $0.15, which includes $0.11 of non-cash interest expense.  Healthways' guidance for 2014 adjusted net income per diluted share, which excludes non-cash interest expense, is in a range of $0.11 to $0.26. The Company expects to progress from a first-quarter loss of approximately the same level as the first quarter of 2013, to approximately breakeven for the second quarter and to sequentially increasing profitability for the third and fourth quarters, primarily driven by the timing of recognizing performance-based fees.

Broad Market Adoption of Well-Being Improvement

"Our business development momentum was strong during the fourth quarter," added Leedle. "We signed 35 contracts, including 11 contracts with new customers, 10 contract expansions and 14 contract extensions.  For the full year, we signed 104 contracts, including 25 contracts with new customers, 33 contract expansions and 46 contract extensions.  We renewed all three of our largest contracts up for renewal during 2013.

"The contracts we have signed since the end of the third quarter of 2013 demonstrate demand across all our customer markets: commercial and Medicare Advantage health plans; large employers; health systems, hospitals and physicians; and international.  In addition, we are pleased with the progress made to date in our exclusive partnership to operate and license Dr. Dean Ornish's Lifestyle Management Programs (Ornish Program). Generating revenue for providers and medical cost savings for payors makes the Ornish Program valuable for all the stakeholders in both fee for service and value-based payment models.

"We announced a new contract with WellPoint in the fourth quarter to offer the Ornish Program to its membership. In a February 11th news release, WellPoint said, 'The collaboration applies to members of WellPoint's affiliated health plans, which span 14 states and represent nearly one in nine Americans.' This agreement represents not only WellPoint's strong endorsement of the Ornish program but also WellPoint's dedication to bring population health management and well-being improvement programs to its trusted provider network.

"Since the end of the third quarter of 2013, we have announced key expansions in our international business in Brazil and Australia.  We entered a new five-year agreement with our existing customer, SulAmérica, the largest independent health insurer in Brazil, to launch Latin America's most comprehensive private health and well-being improvement program for approximately 2 million SulAmérica members.  We also expanded our presence in Australia by winning a rigorous, competitive process for a three-year contract to deliver Australia's largest health coaching program, available to approximately 10 million adults in New South Wales, Tasmania, the Australian Capital Territory, Queensland and South Australia. Also in 2013, Healthways announced the five-year renewal of its contract with Hospitals Contributions Fund (HCF), Australia's largest not-for-profit private health insurer, to provide the My Health Guardian program to more than 1.5 million members.  In addition, we extended our contract to operate a program for chronic disease management services under the New South Wales Connecting Care in the Community program.

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"Reflecting growing demand for effective web and mobile open social network solutions, in the fourth quarter we signed a key contract expansion with a Fortune 50 employer to provide both our Well-Being Tracker® and Daily Challenge® to all of its U.S. employees beginning in the second quarter of 2014. This expansion is further strong evidence that large self-insured employers both understand and embrace the value of our well-being improvement solution and are actively engaged in configuring those capabilities. Our customer views Healthways' services as an investment in the well-being of its employees and dependent family members and, in general, in the overall performance of its business.

 "In January 2014 we announced a three-year agreement with Blue Shield of California to provide our MeYou Health-branded social well-being improvement solutions to support Blue Shield's Wellvolution health and wellness program. Blue Shield of California's three million fully insured commercial members and over a dozen self-insured large employer groups, including Blue Shield of California employees, will have access to MeYou Health's suite of open social well-being improvement products, as well as telephonic health risk coaching to support the program. Eligible participants can invite friends and family to join them free of charge in using the products, unlike typical employer-sponsored group benefit restricted programs. The resulting rich social interactions combine with intelligent game design to drive long-term engagement and effectiveness, an innovative approach that complements and enhances more traditional strategies.

 "Since the third quarter, we have signed nine new, expanded or extended contracts for our SilverSneakers® Fitness Program, including an expansion with Humana, which increased access to the program to include all 2.2 million of its members nationwide.  In addition, we reached agreement to advance the population health management capabilities of our existing customers, Renaissance Health Network and Carondelet Health Network.  We also expanded already strong relationships with Texas Health Resources and Hawaii Medical Service Association – as well as our strategic relationship with Dan Buettner and Blue Zones – by securing commitments to launch a new Blue Zones Project by HealthwaysTM in Fort Worth and Hawaii."

Summary

Leedle concluded, "We have entered 2014 with solid business momentum and without the revenue headwinds we experienced over the past several years from the two terminated contracts.  As a result, we expect to produce growth in annual revenues for 2014 in a range of 10% to 15%.  With revenue growth, we expect to achieve greater operating leverage, leading to expanded margins for 2014.

"Our confidence in our prospects for growth in 2014 and beyond reflects the increasing demand for population health solutions, which has continued to accelerate over the past year. This demand is driven by the promise of these solutions to improve people's health and well-being, which drives improved performance and lower health-related costs. We believe Heathways stands alone in our ability to deliver guaranteed results at scale, and we expect this differentiated market position to support long-term growth in our earnings and shareholder value."

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HWAY Reports Fourth-Quarter Results

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Conference Call

Healthways will hold a conference call to discuss this release today at 5:00 p.m. Eastern Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.healthways.com and clicking Investors, or by going to www.earnings.com, at least 15 minutes early to register, download and install any necessary audio software.  Presentation materials related to the conference call may also be accessed by going to www.healthways.com and clicking Investors. For those who cannot listen to the live broadcast, a telephonic replay will be available for one week at 719-457-0820, code 9513816, and the replay will also be available on the Company's web site for the next 12 months.

Safe Harbor Provisions

This press release contains forward-looking statements, including our guidance and financial expectations for future periods, which are based upon current expectations, involve a number of risks and uncertainties and are subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  Those forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief or expectations of the Company, including, without limitation, all statements regarding the Company's future earnings and results of operations. Those forward-looking statements are subject to the finalization of the Company's quarterly and year-end financial accounting procedures and may be affected by certain risks and uncertainties, including, but not limited to:

•	the effectiveness of management's strategies and decisions;
•	the Company's ability to sign and implement new contracts for our solutions;
•	the Company's ability to accurately forecast the costs required to successfully implement new contracts;
•	the Company's ability to accurately forecast the costs necessary to integrate new or acquired businesses, services (including outsourced services) or technologies into the Company's business;
•
the Company's ability to achieve estimated annualized revenue in backlog in the manner and within the timeframe we expect, which is based on certain estimates regarding the implementation of our services;

•	the Company's ability to anticipate change and respond to emerging trends in the domestic and international markets for healthcare and the impact of the same on demand for the Company's services;
•
the Company's ability to implement its integrated data and technology solutions platform within the required time frame and expected cost estimates and to develop and enhance this platform and/or other technologies to meet evolving customer and market needs;

•
the Company's ability to renew and/or maintain contracts with its customers under existing terms or restructure these contracts on terms that would not have a material negative impact on the Company's results of operations;

•
the Company's ability to accurately forecast the Company's revenues, margins, earnings and net income, as well as any potential charges that the Company may incur as a result of changes in its business;

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•	the Company's ability to accurately forecast performance and the timing of revenue recognition under the terms of its customer contracts ahead of data collection and reconciliation;
•	the Company's ability to accurately forecast enrollment and participation rates in services and programs offered within the Company's contracts;
•	the risks associated with deriving a significant concentration of revenues from a limited number of customers;
•	the risks associated with foreign currency exchange rate fluctuations;
•	the ability of the Company's customers to provide timely and accurate data that is essential to the operation and measurement of the Company's performance;
•
the Company's ability to achieve the contractually required cost savings and clinical outcomes improvements and reach mutual agreement with customers with respect to cost savings, or to achieve such savings and improvements within the time frames it contemplates;

•	the risks associated with changes in macroeconomic conditions;
•	the risks associated with data privacy or security breaches, computer hacking, network penetration and other illegal intrusions;
•	the Company's ability to effectively compete against other entities, whose financial, research, staff, and marketing resources may exceed our resources;
•	the Company's ability to service its debt and remain in compliance with its debt covenants;
•	counterparty risk associated with our interest rate swap agreements and foreign currency exchanged contracts;
•	the impact of litigation involving the Company and/or its subsidiaries;
•
the impact of future state, federal and international legislation and regulations applicable to the Company's business, including the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 on the Company's operations and/or demand for its services; and

•	other risks detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and other filings with the Securities and Exchange Commission.

The Company undertakes no obligation to update or revise any such forward-looking statements.

About Healthways

Healthways is the largest independent global provider of well-being improvement solutions. Dedicated to creating a healthier world one person at a time, the Company uses the science of behavior change to produce and measure positive change in well-being for our customers, which include employers, integrated health systems, hospitals, physicians, health plans, communities and government entities.  We provide highly specific and personalized support for each individual and their team of experts to optimize each participant's health and productivity and to reduce health-related costs.  Results are achieved by addressing longitudinal health risks and care needs of everyone in a given population. The Company has scaled its proprietary technology infrastructure and delivery capabilities developed over 30 years and now serves approximately 45 million people on four continents.  Learn more at www.healthways.com.

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HWAY Reports Fourth-Quarter Results

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HEALTHWAYS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Revenues	$169,235	$175,180	$663,285	$677,170
Cost of services (exclusive of depreciation and amortization of $9,357, $9,404, $36,183, and $36,094, respectively, included below)	141,552	137,559	547,387	533,880
Selling, general and administrative expenses	17,389	17,432	61,205	60,888
Depreciation and amortization	13,292	13,501	52,791	51,734
Restructuring and related charges	—	1,773	—	1,773

Operating income (loss)	(2,998)	4,915	1,902	28,895
Interest expense	4,593	3,328	16,079	14,149

Income (loss) before income taxes	(7,591)	1,587	(14,177)	14,746
Income tax expense (benefit)	(2,301)	983	(5,636)	6,722

Net income (loss)	$(5,290)	$604	$(8,541)	$8,024

Earnings (loss) per share:
Basic	$(0.15)	$0.02	$(0.25)	$0.24

Diluted(1)	$(0.15)	$0.02	$(0.25)	$0.24

Weighted average common shares
and equivalents:
Basic	35,086	33,931	34,489	33,597
Diluted (1)	35,086	34,311	34,489	33,836

(1) The assumed exercise of stock-based compensation awards for the three and twelve months ended December 31, 2013 were not considered because the impact would be anti-dilutive.

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Healthways, Inc.
Reconciliation of Non-GAAP Measures to GAAP Measures
(Unaudited)

Reconciliation of Earnings (Loss) Per Share (EPS) Excluding Non-Cash Interest and
Restructuring Charges to EPS, GAAP Basis (1)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
EPS (loss) excluding non-cash interest and restructuring charges (2)	$(0.12)	$0.05	$(0.19)	$0.27
EPS (loss) attributable to non-cash interest charges (3)	(0.03)	—	(0.05)	—
EPS (loss) attributable to restructuring charges (4)	—	(0.03)	—	(0.03)
EPS, GAAP basis (5)	$(0.15)	$0.02	$(0.25)	$0.24

(1) The assumed exercise of stock-based compensation awards for the three and twelve months ended December 31, 2013 were not considered because the impact would be anti-dilutive.

(2) EPS (loss) excluding non-cash interest and restructuring charges is a non-GAAP financial measure.  The Company excludes EPS (loss) attributable to non-cash interest and restructuring charges from this measure because of its comparability to the Company's historical operating results.  The Company believes it is useful to investors to provide disclosures of its operating results and guidance on the same basis as that used by management.  You should not consider EPS excluding non-cash interest and restructuring charges in isolation or as a substitute for EPS determined in accordance with accounting principles generally accepted in the United States.

 (3) EPS (loss) attributable to non-cash interest charges includes $1.6 million and $3.1 million, respectively, for the three and twelve months ended December 31, 2013 associated with amortization of a debt discount.

(4) EPS (loss) attributable to restructuring charges includes $1.8 million for the three and twelve months ended December 31, 2012 associated with charges related to capacity realignment.

(5) Figures may not add due to rounding.

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Reconciliation of EPS Guidance Excluding Non-Cash Interest Charges
to EPS Guidance, GAAP Basis

Twelve Months Ending December 31, 2014
EPS guidance excluding non-cash interest charges (6)	$0.11-0.26
EPS (loss) guidance attributable to non-cash interest charges (7)	(0.11)
EPS guidance, GAAP basis (8)	$0.00-0.15

(6) EPS guidance excluding non-cash interest charges is a non-GAAP financial measure.  The Company excludes EPS (loss) guidance attributable to non-cash interest charges from this measure because of its comparability to the Company's historical operating results.  The Company believes it is useful to investors to provide disclosures of its operating results and guidance on the same basis as that used by management.  You should not consider EPS guidance excluding non-cash interest charges in isolation or as a substitute for EPS guidance determined in accordance with accounting principles generally accepted in the United States.

(7) EPS (loss) guidance attributable to non-cash interest charges includes $6.8 million for the twelve months ending December 31, 2014 associated with amortization of a debt discount.

(8) Figures may not add due to rounding.

Reconciliation of Revenues Excluding the Two Terminated Contracts
 to Revenues, GAAP Basis

	Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Revenues excluding the two terminated contracts (9)	$169.0	$160.6	$659.8	$595.6
Revenues attributable to the two terminated contracts (10)	0.2	14.6	3.5	81.6
Revenues, GAAP basis	$169.2	$175.2	$663.3	$677.2

(9) Revenues excluding the two terminated contracts is a non-GAAP financial measure.  The Company excludes revenues attributable to the two terminated contracts from this measure because of the significance of these terminated contracts.  The Company believes it is useful to investors to provide disclosures of its operating results and guidance on the same basis as that used by management.  You should not consider revenues excluding the two terminated contracts in isolation or as a substitute for revenues determined in accordance with accounting principles generally accepted in the United States.

(10) Revenues attributable to the two terminated contracts consist of pre-tax revenues of $0.2 million and $14.6 million for the three months ended December 31, 2013 and 2012, respectively and $3.5 million and $81.6 million for the twelve months ended December 31, 2013 and 2012, respectively.

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February 13, 2014
HEALTHWAYS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

ASSETS

	December 31,	December 31,
	2013	2012
Current assets:
Cash and cash equivalents	$2,584	$1,759
Accounts receivable, net	89,484	108,337
Prepaid expenses	9,228	9,727
Other current assets	6,857	7,227
Income taxes receivable	1,402	5,920
Deferred tax asset	9,667	8,839
Total current assets	119,222	141,809

Property and equipment:
Leasehold improvements	37,463	40,679
Computer equipment and related software	290,392	267,902
Furniture and office equipment	22,881	23,552
Capital projects in process	25,228	11,799
	375,964	343,932
Less accumulated depreciation	(217,766)	(187,438)
	158,198	156,494

Other assets	53,629	21,042
Intangible assets, net	79,162	90,228
Goodwill, net	338,800	338,695

Total assets	$749,011	$748,268

See accompanying notes to the consolidated financial statements.

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HEALTHWAYS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

LIABILITIES AND STOCKHOLDERS' EQUITY

	December 31,	December 31,
	2013	2012
Current liabilities:
Accounts payable	$33,125	$26,343
Accrued salaries and benefits	20,157	24,909
Accrued liabilities	32,065	39,234
Deferred revenue	4,496	5,643
Contract billings in excess of earned revenue	17,411	14,793
Current portion of long-term debt	14,340	11,801
Current portion of long-term liabilities	2,822	5,535
Total current liabilities	124,416	128,258

Long-term debt	237,582	278,534
Long-term deferred tax liability	33,320	36,053
Other long-term liabilities	51,003	26,602

Stockholders' equity:
Preferred stock
$.001 par value, 5,000,000 shares
authorized, none outstanding	—	—
Common stock
$.001 par value, 120,000,000 shares authorized,
35,107,303 and 33,924,464 shares outstanding, respectively	35	34
Additional paid-in capital	283,244	251,357
Retained earnings	48,000	56,541
Treasury stock, at cost, 2,254,953 shares in treasury	(28,182)	(28,182)
Accumulated other comprehensive loss	(407)	(929)
Total stockholders' equity	302,690	278,821

Total liabilities and stockholders' equity	$749,011	$748,268

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HWAY Reports Fourth-Quarter Results

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HEALTHWAYS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)
	Twelve Months Ended
	December 31,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$(8,541)	$8,024
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities, net of business acquisitions:
Depreciation and amortization	52,791	51,734
Amortization and write-off of deferred loan costs	1,685	2,284
Amortization of debt discount	3,140	—
Share-based employee compensation expense	7,116	6,371
Deferred income taxes	(5,077)	(1,334)
Excess tax benefits from share-based payment arrangements	(718)	(492)
Decrease (increase) in accounts receivable, net	19,099	(23,439)
(Increase) decrease in other current assets	(598)	2,984
Increase (decrease) in accounts payable	9,224	(995)
Decrease in accrued salaries and benefits	(5,780)	(12,980)
(Decrease) increase in other current liabilities	(1,196)	13,637
Other	383	(5,096)
Net cash flows provided by operating activities	71,528	40,698

Cash flows from investing activities:
Acquisition of property and equipment	(41,346)	(48,912)
Business acquisitions, net of cash acquired	(830)	(4,693)
Other	(7,717)	(6,872)
Net cash flows used in investing activities	(49,893)	(60,477)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	352,850	755,550
Payments of long-term debt	(529,874)	(736,355)
Deferred loan costs	(5,264)	(2,547)
Excess tax benefits from share-based payment arrangements	718	492
Exercise of stock options	12,748	2,835
Proceeds from cash convertible senior notes	150,000	—
Proceeds from convertible note	20,000	—
Proceeds from sale of warrants	15,150	—
Payments for cash convertible note hedge transactions	(36,750)	—
Change in outstanding checks and other	526	582
Net cash flows (used in) provided by financing activities	(19,896)	20,557

Effect of exchange rate changes on cash	(914)	117

Net increase in cash and cash equivalents	825	895

Cash and cash equivalents, beginning of period	1,759	864

Cash and cash equivalents, end of period	$2,584	$1,759
Noncash Activities:
Issuance of unregistered common stock associated with Ascentia acquisition	$—	$58
Issuance of unregistered common stock associated with Ornish partnership	$467	$—

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